Exhibit 99.1

MURPHY OIL CORPORATION ANNOUNCES CHANGES IN

EXECUTIVE MANAGEMENT

EL DORADO, Arkansas, August 20, 2018 – Murphy Oil Corporation (NYSE: MUR) is announcing the following organizational changes, effective September 1, 2018.

Eric M. Hambly, currently Senior Vice President, U.S. Onshore, of the company’s wholly owned subsidiary, Murphy Exploration & Production Company (“EXPRO”), has been elected Executive Vice President, Onshore of Murphy Oil Corporation (“MOC”). Mr. Hambly will be responsible for the company's onshore operations, in the U.S. and Canada, including drilling, completions, subsurface and engineering. Mr. Hambly will report to Roger W. Jenkins, President and Chief Executive Officer.

Mr. Hambly joined Murphy in 2006 as Corporate Reserves Manager. Over his twelve-year career with the company, he has earned roles with increasing responsibility, primarily focusing on Eastern Hemisphere operations, taking on his current role in 2016. Mr. Hambly earned bachelor’s and master’s degrees in Chemical Engineering from Brigham Young University and has completed the General Management Program at Harvard Business School.

Thomas J. “Tom” Mireles, currently Senior Vice President, Eastern Hemisphere Operations of EXPRO, has been elected Senior Vice President, Technical Services of MOC. Mr. Mireles will be responsible for the company’s Health, Safety and Environment (HSE), Information Technology (IT) and supply chain management functions. Mr. Mireles will relocate from Kuala Lumpur, Malaysia to Houston, Texas and report to Roger W. Jenkins, President and Chief Executive Officer.

Mr. Mireles joined EXPRO in 2005 as Senior Staff Analyst. Since that time, he has taken on roles with increasing responsibilities, including Senior Manager Planning and Business Development, as well as Senior Vice President, Western Hemisphere. He transitioned to his current role in 2016. Mireles holds bachelor’s and master’s degrees in Petroleum Engineering from Texas A&M University and an MBA from the London Business School. In addition, he completed the Advanced Management Program at Harvard Business School.

Michael K. “Mike” McFadyen, currently Executive Vice President, Onshore, will transition to Executive Vice President, Offshore of MOC. He will be responsible for the company’s global offshore operations, including drilling and completions along with the development of assets. Mr. McFadyen will relocate from Calgary, Canada to Houston, Texas and continue to report to Roger W. Jenkins, President and Chief Executive Officer.

Joining the company in 2002 as Drilling Manager in Kuala Lumpur, Malaysia, Mr. McFadyen has earned roles with increasing scope and responsibility in global operations with both onshore and offshore assets. Mr. McFadyen was promoted to Executive Vice President of EXPRO in 2011 to manage North America Onshore operations. In 2016, he was elected as an officer of MOC and promoted to his current role. Mr. McFadyen earned a bachelor’s degree in Petroleum Engineering from the University of Wyoming and has completed the Advanced Executive Program at the Kellogg Business School at Northwestern University and the Advanced Management Program at Harvard Business School.

Eugene T. “Gene” Coleman, currently Executive Vice President, Offshore, will transition to Executive Vice President, Exploration and Business Development of MOC, overseeing the company’s focused exploration and business development strategies. Mr. Coleman will continue to report to Roger W. Jenkins, President and Chief Executive Officer.

Mr. Coleman joined EXPRO in 2001 as Subsea Systems Manager and has earned roles with increasing global operations. In 2011, he was promoted to Executive Vice President of EXPRO to manage global offshore operations. In 2016, he was elected as an officer of MOC and promoted to his current role. Mr. Coleman earned a bachelor's degree in Civil Engineering from West Virginia University and has completed the Senior Executive Program at Columbia University.

Maria A. Martinez, currently Vice President, Human Resources of EXPRO, has been elected Vice President, Human Resources & Administration of MOC. Mrs. Martinez will be responsible for global human resources and administration. Mrs. Martinez will report to Roger W. Jenkins, President and Chief Executive Officer.

Mrs. Martinez joined EXPRO in 2010 as Manager, Human Resources, earning roles with increasing responsibility culminating in taking on her current position in 2013. Mrs. Martinez holds bachelor’s and master’s degrees in Business Administration from the University of St. Thomas and completed the Chief Human Resources Officer Executive Education Program with Cornell University Industrial and Labor Relations School.

“I am pleased with Murphy’s ongoing analysis of strategic organizational management which identifies specific areas that warrant elevated internal focus,” stated Roger W. Jenkins, President and Chief Executive Officer. “These areas specifically include human capital management, supply chain management, HSE and IT. The leadership changes we are initiating are designed to allow the company to enhance its onshore and offshore operational performance, focus more keenly on exploration and business development opportunities plus elevate the contributions of support functions that are critical to the company’s future success. These are all critical factors that will enable Murphy to thrive, allowing us to unlock additional value for our shareholders.”

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is a global independent oil and natural gas exploration and production company. The company’s diverse resource base includes offshore production in Southeast Asia, Canada and Gulf of Mexico, as well as North America onshore plays in the Eagle Ford Shale, Kaybob Duvernay and Montney. Additional information can be found on the company’s website at http://www.murphyoilcorp.com.

Investor Contacts:

Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

Amy Garbowicz, amy_garbowicz@murphyoilcorp.com, 281-675-9201

Emily McElroy, emily_mcelroy@murphyoilcorp.com, 870-864-6324